UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 14, 2008

ATWOOD MINERALS AND MINING CORP.
(Exact name of registrant as specified in its charter)

Nevada	000-51403	98-0471652
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1400 Old Country Road, Suite 206, Westbury, NY	11590
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:(678) 353-2190

1030 Denman St. Suite 125A Vancouver, British Columbia Canada V6G 2M6
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 - Corporate Governance and Management

Item 5.01 Changes in Control of Registrant.

On July 14, 2008, Professional Offshore Opportunity Fund Ltd (“POOF”) purchased 4.8 million shares of our common stock pursuant to stock purchase agreements with current holders of our common stock for an aggregate purchase price of $365,418.00. Pursuant to these transactions, POOF owns approximately 79% of our issued and outstanding common stock. Prior to these transactions, we were controlled by Walter Brenner, our former sole officer and director. Mr. Brenner sold all the 3 million shares held by him to POOF.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(a)  On July 14, 2008, in connection with the transaction described in 5.01 above, Mr. Brenner resigned from his position as director. His resignation was not based on any disagreement with us on any matter relating to our operations, policies or practices

(b) On July 14, 2008, in connection with the transaction described in 5.01 above, Mr. Brenner resigned from all of his position as an officer, including his positions as President, Principal Executive Officer, Principal Financial Officer, Principal Accounting Officer, Secretary, Treasurer. His resignation was not based on any disagreement with us on any matter relating to our operations, policies or practices.

(c) On July 14, 2008, in connection with the transaction described in 5.01 above, our Board of Directors appointed Greg Goldberg to the positions as President, Principal Executive Officer, Principal Financial Officer, Principal Accounting Officer, Secretary, and Treasurer. A copy of Mr. Goldberg’s biography is set forth below.

Greg Goldberg is a manager and member of Professional Traders Management, LLC. Prior to joining Professional Traders Management in 2003. Mr. Goldberg was a Principal at Ocean View Capital LLC where he managed a long/short equity fund from 1998 to 2003. Mr. Goldberg received his Bachelors of Science in Business Administration, Marketing/Finance, cum laude, from Marist College in 1984.

(d) July 14, 2008, in connection with the transaction described in 5.01 above, our Board of Directors appointed Greg Goldberg as a director.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ATWOOD MINERALS AND MINING CORP. (Registrant)

Date: July 18, 2008	By:	/s/ Greg Goldberg
Greg Goldberg, President